                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Radyne Corp. on Form SB-2 of our report dated August 23, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the United States Bankruptcy Court of the Eastern District of New York entering an order confirming the Company's plan of reorganization which became effective at the close of business on December 16, 1994), except as to Note 12 to the financial statements, the date of which is December 13, 1996, appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 18, 1996

    The accompanying financial statements retroactively reflect a 5-for-1 reverse stock split which is expected to be effective on January 9, 1997. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of such a split, which is described in Note 12 to the financial statements, and assuming that, from August 23, 1996 to the date of such split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 18, 1996